Exhibit 3.1

FORM OF SECOND AMENDED & RESTATED

ARTICLES OF INCORPORATION

OF

KINDLY MD, INC.

Pursuant to the provisions of Utah Code Ann. § 16-10a-1006 and § 16-10a-1007, Kindly MD, Inc. (the “Corporation”) hereby adopts the amended and restated Articles of Incorporation attached hereto as Exhibit A (the “Second Amended and Restated Articles of Incorporation”) as the restated articles of incorporation of the Corporation.

1.	The Second Amended and Restated Articles of Incorporation were approved and adopted by the Board of Directors of the Corporation and its shareholders on May 18, 2025, by written consents in lieu of a meeting pursuant to Utah Code Ann. § 16-10a-821 and Utah Code Ann. § 16-10a-704.

2.	The Corporation has 10,010,000,000 shares of common stock authorized, _________ common shares of which are issued and outstanding, and 10,000,000 shares of preferred stock authorized with no preferred shares issued and outstanding. __________ of the shares of common stock that were entitled to vote approved the Second Amended and Restated Articles of Incorporation by written consent.

3.	The number of votes approving the Second Amended and Restated Articles of Incorporation was sufficient for approval.

The Chief Executive Officer of the Corporation has signed these Second Amended and Restated Articles of Incorporation under penalty of perjury this ___day of ____, 2025.

Tim Pickett, CEO and Director

Exhibit A

SECOND AMENDED & RESTATED

ARTICLES OF INCORPORATION

OF

KINDLY MD, INC.

Pursuant to the provisions of Section 16-10a-1006 and 16-10a-1007 of the Utah Revised Business Corporation Act, Kindly MD, Inc., a Utah corporation (the “Corporation”), hereby adopts the following Second Amended and Restated Articles of Incorporation:

ARTICLE I

Name

The name and address of the Corporation is:

Kindly MD, Inc.

230 W. 400 South, Suite 201

Salt Lake City, UT 84104

ARTICLE II

Duration

The duration of the Corporation is perpetual.

ARTICLE III

Purposes

The purpose or purposes for which the Corporation is organized are to engage in any other lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act.

ARTICLE IV

Registered Agent

The Corporation shall continuously maintain an agent in the State of Utah for service of process who is an individual residing in said state. The name and address of the registered agent is:

REGISTERED AGENTS INC

881 Baxter Drive, Suite 100

South Jordan, UT, 84095

ARTICLE V

Authorized Shares

The Corporation is authorized to issue a total of 10,010,000,000 shares, consisting of 10,000,000 shares of preferred stock having a par value of $0.001 per share and 10,000,000,000 shares of common stock having a par value $0.001 per share (“Common Stock”). Shares of any class of stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors of the Corporation (the “Board”). The Board is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Utah Revised Business Corporation Act, to:

A. designate in whole or in part, the preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

B. create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

C. alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

D. increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the Board, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the Board. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation’s bylaws (the “Bylaws”) or in any amendment hereto or thereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the Board, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE VI

Amendment

Unless otherwise stated, any provision contained in these Second Amended and Restated Articles of Incorporation, may be amended, altered, or repealed by the affirmative vote of a majority of the issued and outstanding shares entitled to vote on such amendment, alteration, or repeal.

ARTICLE VII

Shareholder Rights

The authorized and treasury stock of the Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of the Corporation; nor shall shareholders be entitled to vote cumulatively for directors of the Corporation.

Any action required or permitted to be taken by the shareholders of the Corporation may be effected only at a duly called annual or special meeting of the shareholders of the Company and may not be effected by written consent.

ARTICLE VIII

Directors

The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Bylaws may establish a variable range for the size of the Board by fixing a minimum and a maximum number of directors. The number of directors may be fixed or changed from time to time within the range by the Board.

The directors shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors, with each class of Directors serving staggered three-year terms. . Each class of directors serving staggered three-year terms. Initially, the Class I Directors shall serve for a term expiring at the first annual meeting of the shareholders following the enactment of these Second Amended and Restated Articles of Incorporation, the Class II Directors shall serve for a term expiring at the second annual meeting of the shareholders following the enactment of these Second Amended and Restated Articles of Incorporation, and the initial Class III Directors shall serve for a term expiring at the third annual meeting of the shareholders following the filing of these Second Amended and Restated Articles of Incorporation.

ARTICLE IX

Common Directors – Transactions Between Corporations

No contract or other transaction between the Corporation and one (1) or more of its directors or any other corporation, firm, association or entity in which one (1) or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board, or a committee thereof which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director if (a) the fact of such relationship or interest is disclosed or known to the Board and they authorize, approve or ratify such contract or transaction by vote or written consent; or (b) the contract or transaction is fair and reasonable to the Corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or committee thereof which authorizes, approves, or ratifies any such contract or transaction.

ARTICLE X

Control Shares Acquisition Act

The Corporation elects to opt out of the provisions of the Control Share Acquisitions Act, Utah Code Ann. § 61-6-1, et seq., as they may apply to the Corporation or any transaction involving the Corporation. The provisions of the Control Share Acquisitions Act, Utah Code Ann. § 61-6-1, et seq., shall not be applicable to control share acquisition of the securities of the Corporation. This election is made in accordance with the provisions of Utah Code Ann. Section 61-6-1 et seq.

ARTICLE XI

Re-Capitalizations

The outstanding securities of the Corporation may be forward or reverse split by resolution of the Board and without shareholder approval.

ARTICLE XII

Change of Name

The Board shall have the right to change the name of the Corporation without shareholder approval to a name that the Board, in its sole discretion, deems appropriate.

ARTICLE XIII

Limitation on Liability

To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Article XIII shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

ARTICLE XIV

Indemnification of Officers, Directors, and Others

To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, the Corporation shall indemnify directors as set forth in the Bylaws. The Corporation may indemnify officers, employees, fiduciaries, and agents to the extent provided for in the Bylaws or authorized by the Board.

ARTICLE XV

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Utah and any Utah State court sitting in Salt Lake County, State of Utah of the United States of America (the “Chosen Courts”), shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim for breach of fiduciary duty owed by any current or former director, officer, employee, or shareholder of the Corporation to the Corporation or its shareholders; (c) any action asserting a claim arising under the Utah Revised Business Corporation Act, these Second Amended and Restated Articles of Incorporation, or the Bylaws, as the same may be amended or amended and restated and in effect from time to time; or (d) any other action asserting a claim against the corporation, its directors, officers or employees that is governed by the internal affairs doctrine, except for any such action or proceeding as to which a Chosen Court determines that there is an indispensable party not subject to the jurisdiction of the Chosen Courts (and the indispensable party does not consent to the personal jurisdiction of a Chosen Court within ten (10) days following such determination).

If any provision or provisions of this Article XV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XV (including, without limitation, each portion of any sentence of this Article XV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock the Corporation shall be deemed to have notice of and consented to the provisions of this Article XV.

5